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                                                                     EXHIBIT 4.5

DISCLAIMER:
NON-BINDING ENGLISH TRANSLATION FROM THE GERMAN:
FOR DISCUSSION ONLY. THE GERMAN TEXT IS LEGALLY BINDING.

     Pursuant to Rule 306 of Regulation S-T, we hereby confirm that this document is a fair and accurate English translation of the Supplement to the Principles of Cooperation between Allianz AG and Munich Re, dated December 2001.

                                          By: /s/ Bernd Honsel
                                            ------------------------------------
                                              Bernd Honsel
                                              Prokurist and Chief Counsel

                                          By: /s/ Uta Gutknecht
                                            ------------------------------------
                                              Dr. Uta Gutknecht
                                              Prokuristin

                                  TRANSLATION

Agreement

Between

Allianz Aktiengesellschaft, Munich,

referred to in the following as ALLIANZ,

and

Munchener Ruckversicherungs-Gesellschaft
Aktiengesellschaft in Munchen, Munich,

referred to in the following as MUNICH RE,

the following is agreed:

Whereas Allianz and Munich Re (the "Parties") wish to amend the Principles of Cooperation of May 2000, in particular its paragraph 1.3.1 (Quota Share Reinsurance), in order to mutually optimize their portfolios and to balance risk;

1.  QUOTA SHARE REINSURANCE CEDED BY ALLIANZ TO MUNICH RE AS OF JANUARY 1, 2008:

     Effective January 1, 2008, the quota share reinsurance that Allianz cedes to Munich Re will be in the form of a variable quota share in an amount of DM 1,000 million (or the equivalent amount in euros) out of the gross self-retention of the companies specified in paragraph 1.3.1 of the Principles of Cooperation. This quota share reinsurance shall be ceded to Munich Re through Allianz.
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DISCLAIMER:
NON-BINDING ENGLISH TRANSLATION FROM THE GERMAN:
FOR DISCUSSION ONLY. THE GERMAN TEXT IS LEGALLY BINDING.

2.  QUOTA SHARE REINSURANCE CEDED BY MUNICH RE TO ALLIANZ AS OF JANUARY 1, 2001:

     Effective January 1 of each of the years set forth below, the quota share reinsurance that Munich Re cedes to Allianz shall reach a premium volume in the following order of magnitude:

     2001: DM   500 million
     2002: DM   600 million
     2003: DM   750 million
     2004: DM   875 million
     2005: DM 1,000 million
     (or the equivalent amounts in euros)

     For subsequent years, beginning in 2006, the premium volume shall remain at DM 1,000 million (or the equivalent amount in euros) per year.

3.  DURATION:

     Notwithstanding the right of either Party to terminate the Principles of Cooperation pursuant to paragraph 5.1 thereof, the Parties agree that this Agreement shall remain in effect until December 31, 2010, even if the Principles of Cooperation should be terminated as of December 31, 2005. In the event that the Principles of Cooperation are terminated, paragraphs 1.3.1, 7 and 8 thereof shall remain applicable to the performance of this Agreement. The arbitration agreement of May 2000 shall remain applicable to all disputes arising from this Agreement.

Munich, December 2001

Allianz Aktiengesellschaft                     Munchener Ruckversicherungs-
                                               Gesellschaft Aktiengesellschaft in Munchen

/s/                                            /s/